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                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-21073


                              PRICING SUPPLEMENT NO. 4
                          TO PROSPECTUS DATED MARCH 6, 1997
                           (As supplemented April 2, 1997)


                     INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES

                               (Floating Rate Note)

                    (Due One Year or More from date of issue)


Designation:  Floating Rate                         Original Issue Date:
Medium-Term Notes Due:                              August 1, 1997
September 1, 1998

Principal Amount:  $150,000,000                     Maturity Date:
                                                    September 1, 1998

Issue Price (as a percentage of                     Regular Record Dates:
Principal Amount):  100%                            Fifteenth calendar day
                                                    whether or not a
Interest Rate Base: Prime Rate                      Business Day prior to
                                                    the corresponding
                                                    Interest Payment Date

Spread:  Minus 287.5 basis points

Initial Interest Rate: The Prime Rate               Interest Payment Dates:
minus 287.5 basis points,                           December 1, 1997,
calculated as if the Original                       March 1, 1998,
Issue Date were an Interest Reset Date              June 1, 1998,
                                                    and the Maturity
Redemption Provisions:  None                        Date

Commission or Discount (as
a percentage of Principal
Amount): 0.00%
                                                    Interest Reset Dates:
CUSIP:  459 20Q AP9                                 August 4, 1997 and each
                                                    Business Day thereafter
                                                    through the Maturity Date


Index Maturity:                                     Interest Reset Period:
  Not applicable                                    Daily, commencing with and
                                                    including each Interest
                                                    Reset Date to, but
                                                    excluding, the immediately
                                                    following Interest Reset
                                                    Date

                                                    Interest Determination
                                                    Dates:
                                                    The Original Issue Date
                                                    and each Interest Reset Date

                                                    Rate Cutoff Dates: The
                                                    second Business Day prior
                                                    to each Interest Payment
                                                    Date


Designated Prime Rate Page:                         Form:[X] Book-Entry
Telerate page 125                                        [ ] Certificated

     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

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INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as the Prime Rate minus a Spread of 287.5 basis points, provided, however, that the interest rate in effect on each day from, and including, each Rate Cutoff Date to, but excluding, the Corresponding Interest Payment Date shall be the interest rate in effect on such Rate Cutoff Date.

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day falls in the next calendar month, in which case such date will be advanced to the first preceding day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                             PLAN OF DISTRIBUTION

     The Notes will be sold to Chase Securities Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  August 1, 1997